Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Quarter Ended March 31, 2014

WELLESLEY, Mass.--(BUSINESS WIRE)--April 30, 2014--Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”) reported net income of $394 thousand for the quarter ended March 31, 2014, compared to net income of $595 thousand for the same period in 2013. Earnings per share for the quarter ended March 31, 2014 were $0.17, basic and diluted, compared with $0.26 per share, basic and diluted, in the comparable 2013 quarter.

Income Statement
Net income decreased $201 thousand, or 33.8%, for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013, as we incurred personnel expenses, additional occupancy and data processing costs, and advertising costs associated with our recently opened Boston location. Partially offsetting these increased costs was increased net interest income realized during the quarter. Net interest income increased 14.4% to $3.8 million for the quarter ended March 31, 2014, up from $3.3 million in the comparable 2013 quarter. This increase in net interest income was largely due to higher levels of interest income from growth in our loan portfolio, partially offset by higher interest expense as deposits grew. The yield on earning assets for the quarter ended March 31, 2014 was 4.08%, a decline of 27 basis points from the prior year level. Deposit and borrowing interest expense increased slightly as we introduced competitively priced deposit products in conjunction with our branch opening and to fund loan growth. Introducing these products resulted in an increase in the rate paid on savings accounts, while rates on total deposits and borrowings declined from prior year levels. The cost of interest-bearing liabilities was 0.87% and 0.91% for the quarters ended March 31, 2014 and 2013, respectively. The net interest margin was 3.36% for the 2014 quarter, compared to 3.62% for the 2013 quarter, as earning asset yields declined compared to prior year levels.

We recorded a provision for loan losses of $180 thousand for the quarter ended March 31, 2014, an increase of $80 thousand over the prior year, as loan balances have increased and certain problem lending relationships have been slow to resolve.

Noninterest income totaled $253 thousand for the quarter ended March 31, 2014, an increase of $44 thousand, or 21.1% from the prior year. Wealth management fees increased $24 thousand compared to 2013, while net securities gains increased $16 thousand. Noninterest expense increased $767 thousand to $3.2 million, compared to $2.4 million for the comparable 2013 period. Salaries and employee benefits were $1.9 million for the quarter ended March 31, 2014, compared to $1.4 million recorded for the 2013 period, due to additional branch staff for our new Boston office, as well as staffing additions in support of our wealth management activities, retail operations and other support areas. Occupancy and equipment expense increased $160 thousand to $500 thousand for the quarter ended March 31, 2014, compared to $340 thousand in 2013. This increase primarily resulted from rent increases and costs associated with our new Boston office. Increases in other noninterest expenses were due primarily to the higher cost structure associated with overall bank growth.

Balance Sheet Growth
Total assets were $476.2 million at March 31, 2014, representing an increase of $17.7 million compared to December 31, 2013. The increase was primarily related to loan growth during the quarter, supported by growth in deposits.

Net loans totaled $397.6 million at March 31, 2014, an increase of $13.9 million, as compared to December 31, 2013. Residential mortgage loans increased $11.6 million to $193.3 million at March 31, 2014, primarily due to growth in our adjustable-rate mortgage portfolio, as we continue to emphasize residential loan growth within our marketplace. Construction loans decreased $309 thousand and totaled $79.8 million at March 31, 2014, as compared to $80.1 million at December 31, 2013, with loans to individual homeowners representing $23.1 million at March 31, 2014 and $22.8 million of the total at year end 2013.

Deposits increased $24.3 million to $381.8 million at March 31, 2014. The increase was primarily attributable to an increase in savings deposits of $18.8 million, an increase of $10.8 million in term certificate of deposits, and an increase of $1.1 million in demand deposits. Partially offsetting these increases, money market deposit account balances decreased $3.2 million compared to the prior year end. Longer-term FHLB advances decreased $2.0 million to $41.5 million as we were less reliant on advances to fund loan growth during the quarter. Short-term borrowings, which consist entirely of advances from the FHLB, totaled $4.0 million at March 31, 2014, a reduction of $5.0 million from December 31, 2013 as we have relied on retail deposit growth to support short-term liquidity needs.

Stockholders’ equity increased $640 thousand to $47.4 million, representing 9.96% of total assets as of March 31, 2014, primarily due to growth in earnings, the impact of stock compensation plans, and an increase in accumulated other comprehensive income during the quarter. At December 31, 2013, the Company’s ratio of stockholder’s equity to total assets was 10.20%.

Thomas J. Fontaine, President and Chief Executive Officer, said, “We are pleased to report solid earnings during the quarter as we continue to grow our franchise within our traditional Wellesley markets and establish ourselves within the greater Boston marketplace. The investment in people, technology and product placement, while initially having a detrimental impact on overall earnings, is key to our future success in delivering premier banking services to all our clients. For over 100 years, our core focus has been on providing exceptional service to all our clients. We believe this focus will ensure our continued success in years to come.”

About Wellesley Bancorp
The Company is the holding company for Wellesley Bank, a community-oriented financial institution which provides comprehensive premier banking and wealth management service to successful people, families, businesses and nonprofit organizations. The Company’s team of highly experienced and knowledgeable bankers and investment professionals provides exceptional personalized services and trusted advice to its clients. Wellesley Bank was established in 1911 as a Massachusetts- chartered cooperative bank.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company’s summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiaries Consolidated Statements of Net Income (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2014	2013
Interest and dividend income:
Interest and fees on loans	$4,355	$3,745
Other interest and dividend income	212	209
Total interest and dividend income	4,567	3,954
Interest expense	801	661
Net interest income	3,766	3,293
Provision for loan losses	180	100
Net interest income, after provision for loan losses	3,586	3,193

Total noninterest income	253	209

Noninterest expenses:
Salaries and employee benefits	1,873	1,431
Occupancy and equipment	500	340
Data processing	156	126
Professional fees	177	132
Other general and administrative	478	388
Total noninterest expenses	3,184	2,417

Income before income taxes	655	985
Provision for income taxes	261	390

Net income	$394	$595

Other Data:
Return on average assets (1)	0.34%	0.64%
Return on average equity (1)	3.39%	5.35%
Net interest margin (1)	3.36%	3.62%
Earnings per common share:
Basic	$0.17	$0.26
Diluted	$0.17	$0.26
Weighted average shares outstanding:
Basic	2,289,258	2,291,994
Diluted	2,290,424	2,291,994
Stockholders’ equity to total assets at end of period	9.96%	10.20%
Book value per common share at end of period	$19.32	$19.06

(1) Annualized

The Company’s summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	March 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$16,803	$19,067

Certificates of deposit	100	100
Securities available for sale, at fair value	42,344	36,672
Federal Home Loan Bank of Boston stock, at cost	3,176	3,176
Loans held for sale	1,323	825

Loans	402,019	387,931
Less allowance for loan losses	(4,393)	(4,213)
Loans, net	397,626	383,718

Bank-owned life insurance	6,665	6,607
Premises and equipment, net	3,758	3,805
Other assets	4,381	4,550

Total assets	$476,176	$458,520

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$45,923	$44,864
Interest-bearing	335,845	312,654
	381,768	357,518

Short-term borrowings	4,000	9,000
Long-term debt	41,500	43,500
Accrued expenses and other liabilities	1,479	1,713
Total liabilities	428,747	411,731

Stockholders’ equity	47,429	46,789

Total liabilities and stockholders’ equity	$476,176	$458,520

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer